EXHIBIT 99.1

GeoPharma, Inc. Acquires Manufacturer of Patented Soft-Chew Technology

LARGO, FL - June 14, 2007 - GeoPharma, Inc. (Nasdaq: GORX) (the “Company”) GeoPharma, Inc. announced it acquired EZ-Med Technologies, Inc. (“EZ-Med”) a manufacturer of a patented soft-textured chew technology. EZ-Med’s soft chew technology is well suited for senior citizens and children’s applications in pharmaceutical and over-the-counter drugs, as well as many applications in the animal health industry. The patented technology allows for easy compliance and masking of bitter tasting, as well as difficult to swallow drugs usually indicative of typical oral dosage delivery systems.

Using it’s own patented soft-chew technology, EZ-Med has develops, manufactures and currently sells a full line of companion animal nutritional supplements sold worldwide under a variety of private labels of many of the world’s leading animal health companies. One of the major causes of product failure in veterinary medicine is improper dosing and a lack of client/patient compliance with recommended dosage regimens. EZ-Med has developed products based on the most current scientific knowledge, coupled with their patented delivery system that makes therapy convenient for the owner and pet.

EZ-Med founded in 1997 by Edwin Christensen, the original patent holder of Kibbles & Bits ® dog food, will continue to operate as a wholly-owned subsidiary of GeoPharma, Inc. The EZ-Med operations will be consolidated within the next three months into GeoPharma’s Largo, Florida manufacturing facilities. “Adding EZ-Med’s newest soft-chew technology to our existing manufacturing capabilities allows GeoPharma to enter drug delivery pharmaceuticals bolstering our abilities to enhance existing drugs already available in the market place. The demand is evident in today’s pharmaceutical environment where blockbuster drugs are coming off patent and product life cycle management is critical in sustaining a drugs’ market share. We look forward to introducing this technology to our existing business of both human and animal health over-the-counter drugs and nutraceuticals.” says GeoPharma’s Chief Executive Officer, Mihir Taneja. In addition, adding Edwin Christensen, the developer of the soft-chew technology to our scientific team is a great asset to our entire staff.”

In the current environment, as the pharmaceutical and nutritional supplement marketplace becomes progressively more competitive, brand managers are under increased pressure to optimize product life cycles, rapidly achieve and then sustain peak product sales for as long as possible, the growth in branded OTC products is being driven by successful line extensions and new delivery technology, as fewer new medications and ingredient innovations are emerging. The oral drug delivery market is believed to be the largest segment of the drug delivery market with no signs that it is slowing down. The oral delivery drug market is a $35 billion industry and expected to grow as much as ten percent per year (according to Kalorama’s Drug Delivery Markets Edition 2, Volume 1 published January 1, 2007) as pharmaceutical companies increasingly turn to drug delivery to extend the revenue-earning lifetime of their biggest products and seek to tap into the growing elderly population that requires products with a level of ease-of-use while still remaining cost benefit.

About GeoPharma, Inc.

GeoPharma, Inc. is a rapidly growing pharmaceutical company specializing in the manufacturing and distribution of over-the-counter, nutritional, generic drug and functional food products. The company’s growth strategy is to capitalize on its manufacturing expertise to develop high margin generic or novel drugs for niche markets with high barriers to entry. GeoPharma’s competitive advantage lies in its ability to circumvent or overcome the challenges in these markets. For more about GeoPharma, Inc., go to our websites at www.geopharmainc.com, www.hoodiadexL10.com and www.onlineihp.com.

This press release may contain statements, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.

Contact Information:

GeoPharma: Carol Dore-Falcone, VP/CFO, Tel: 727-544-8866 x244, E: cdf@onlineihp.com

Investor relations: Kevin Nally, Zangani Investor Community, (908) 788-9660 x625, office@zangani.com, www.zangani.com